Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Achilles Therapeutics plc

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, nominal value £0.001 per share reserved for issuance pursuant to Registrant’s 2021 Omnibus Plan	Other(3)	1,637,309(4)	$1.095(3)	$1,792,853.36(3)	$0.0001102	$197.57

Equity	Ordinary shares, nominal value £0.001 per share reserved for issuance pursuant to Registrant’s 2021 Employee Share Purchase Plan	Other(3)	409,327(4)	$1.095(3)	$448,213.07(3)	$0.0001102	$49.39

Total Offering Amounts					$2,241,066.42		$246.97

Total Fee Offset(5)							$0.00

Net Fee Due							$246.97

(1)

These shares may be represented by the American Depositary Shares (“ADSs”) of Achilles Therapeutics plc (the “Registrant”). Each ADS represents one ordinary share, nominal value £0.001 per share (each, an “Ordinary Share”). ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-253945).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional Ordinary Shares of the Registrant which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sales prices of the registrant’s common stock, as reported by the New York Stock Exchange on March 2, 2023.

(4)

Represents an automatic increase on January 1, 2023 to the number of shares available for issuance under the Registrant’s (i) 2021 Omnibus Plan (the “2021 Plan”) and (ii) 2021 Employee Share Purchase Plan (the “ESPP”), pursuant to the terms of the 2021 Plan and the ESPP. Shares available for issuance under the 2021 Plan and the ESPP were previously registered on Form S-8 filed with the Securities and Exchange Commission on April 6, 2021 (Registration No. 333-255063). Ordinary Shares reserved for future issuance pursuant to awards under the 2021 Plan and the ESPP.

(5)	The Registrant does not have any fee offsets.